Variable Life Insurance Company

YEARLY RENEWABLE DECREASING TERM BENEFIT RIDER WITH PROVISION FOR CHANGE OF

PREMIUMS

ADDITIONAL INSURANCE FOR A TERM PERIOD AND PAYABLE IF THE DEATH OF THE INSURED’S

SPOUSE OCCUR’S CURING THE PERIOD

We agree, subject to the terms and conditions of this Rider and the policy, to pay the amount of Term Insurance, based on the schedule of Term Insurance on page 5D, to the Beneficiary for this Rider if the Insured’s Spouse dies: (a) During the Term Period or any Renewal Period; and (b) while the policy and this Rider are in full force. We will pay on receipt at our Home Office of due proof of that death. The date of issue of this Rider, which is the date the Term Period begins, the initial amount of Term Insurance, the date the Term Period ends, and the Insured’s Spouse are shown on page 3 of the policy for this Rider.

A benefit for this Rider is payable as well as any amount otherwise payable under the policy. This Rider is made a part of the policy, the consideration for issuance of the Rider is: (a) the application for this Rider, a copy of which is attached to and made a part of the policy; and (b) payment of any additional premium we may require because of the issuance of this Rider. The date of issue of this rider is as provided in Section 1 of the policy.

When premiums are paid on the policy in accordance with a disability benefit provision, we will pay premiums for this Rider.

Benefits for this Rider do not vary in accordance with the investment experience of a separate account.

GENERAL

“In full force” as applied to this Rider means it has not yet terminated.

An amount payable on this Rider shall not affect, nor be affected by, an amount payable on the policy or any other Rider included with the policy.

PREMIUMS

The first year annual premium shown on page 3. A Table of Guaranteed Maximum renewal Premiums is shown on page 5D. We will declare the actual renewal premiums to be used for this Rider. They may increase or decrease but will not exceed the applicable Maximum Renewal Premiums. They will be based on our expectations of future experience. Any change in actual renewal premiums will be made on a uniform basis for Insured’s of the same sex, Issue Age and Premium Class, and whose policies have been in force for the same length of time.

AMOUNT OF TERM INSURANCE

The applicable amount of Term Insurance is shown in the schedule of Term Insurance on page 5D and is based on an interest rate and term period stated in the application. The amount of Term Insurance will decrease each year until the earlier of: (1) the end of the stated term period; or (2) when the amount of Term Insurance reaches the minimum amount limit according to our rules in effect when the policy was issued. Thereafter, the amount of Term Insurance will automatically remain level to the Date of expiry.

The Owner may also make an earlier election to keep the amount of Term Insurance level. The amount of Term Insurance will cease to decrease as of the next policy anniversary after: (1) we receive written notice of the election; and (2) presentation of the policy for adjustment.

The Owner may elect to change the schedule of Term Insurance to be based on a different interest rate and term period as permitted by our rules in effect at the time we receive notice of the election. The change will be effective as of the next policy anniversary after: (1) we receive written notice of the election; and (2) presentation of the policy for adjustment.

BENEFICIARY, PAYMENT OF BENEFITS

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The Beneficiary on the death of the Insured’s Spouse will be as in the designation then if effect that applies to this Rider. If no other designation is then in effect or if there is no designated beneficiary then living, the designation shall be the Insured, if then living; otherwise, the estate of the Insured’s Spouse.

Changes of the Beneficiary may be made during the lifetime of the Insured’s spouse by written notice. A change will take effect when the notice is signed if we acknowledge receipt on the notice. The change will take effect whether or not the Insured’s spouse is then alive. A change shall be subject to: (i) the rights of any assignee of record with us; and (ii) any payment made or other action taken by us before we acknowledge receipt.

BENEFIT AFTER DEATH OF INSURED

The Insured’s Spouse shall have the right to exchange this Rider without evidence of insurability within 60 days from the date of the Insured’s death on: (a) written notice; and (b) payment of the applicable premium. The new policy will be Yearly Renewable Decreasing Term Insurance issued by the John Hancock Mutual Life Insurance Company on the form then available for a Sum Insured at issue equal to the amount of Term Insurance then in effect for this Rider, based on the schedule of Term Insurance on page 5D.

INCONTESTABILITY, SUICIDE

The terms and conditions of the Incontestability and Suicide provision of the policy and the Incontestbility provision of a disability benefit rider attached to and made part of the policy shall apply to the applicable benefits under this Rider except that: (i) the periods stated shall be measured from the date of issue of this Rider; and (ii) the terms and conditions that apply to a disabillity benefit shall relate only to the Insured (the terms and conditions that apply to any other benefit shall relate to both the Insured and the Insured’s Spouse); and (iii) in the event of the suicide of the Insured’s spouse, the amount we will pay will be the premiums paid for this Rider; and (iv) in the event of the suicide of the Insured, this Rider will end. The amount payable by us will be the premiums paid for this Rider.

REINSTATEMENT

As applied to this Rider, evidence of insurability required shall include evidence for the Insured’s Spouse.

MISSTATENT OF AGE

If the age of the Insured or of the Insured’s Spouse, or both, has been misstated, the amounts payable and any benefit provided under this Rider shall be those which the premium paid would have purchased at the correct ages.

EXCHANGE OF RIDER FOR A POLICY

While this Rider is in full force it may be exchanged for a Variable Life Insurance policy which is available as applied for (if no, see “Exchange for Fixed Benefit Policy” provision) and which requires no further evidence of insurability, according to our rules in effect on the Date of Issue of the new policy. We will require: (i) written application by the Insured’s Spouse and Owner on our prescribed form; (ii) presentation of the policy for adjustment; and (iii) payment of the first premium for the requested policy. A policy issued in exchange shall be for a Sum Insured at issue equal to the amount of Term Insurance then in effect under this Rider, based on the schedule of Term Insurance on page 5D.

The exchange may be made at any time not later than the Last Rider Exchange Date. The Last Rider Exchange Date is the policy anniversary nearest the 75th birthday of the Insured’s spouse. The new policy shall: (i) insure only the life of the Insured’s Spouse; (ii) be issued in the same risk class as this Rider as shown on page 3 of the policy, with the Issue Age determined from the Date of Issue of the new policy; and (iii) have a Date of Issue which shall be the first valid issue date according to our rules after the conditions for exchange are met.

Any additional benefit rider may be issued with the new policy only with our consent and subject to the condition which we may determine.

The new policy shall be on forms and at rates in effect on its Date of Issue.

EXCHANGE FOR FIXED BENEFIT POLICY

If conditions for exchange are met but a Variable Life Insurance Policy is not available as applied for, a fixed benefit policy may be issued according to our rules in effect at that time.

DISCONTINUANCE ON REQUEST

This Rider may be discontinued as of any Processing Date on receipt of written notice and presentation of the policy for adjustment to us at our Home Office such Processing Date and before the death of the Insured or the Insured’s Spouse.

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RENEWAL OF RIDER

This rider may be renewed on the date the Term Period or any Renewal Period ends: (i) if the policy is then in full force; and (ii) if that date is before the policy anniversary nearest the Insured’s spouse’s 100th birthday. The Renewal Period shall be 1 year.

Renewal of the Rider may be made without evidence of insurability. A Renewal Period shall begin on the date the Term Period or the previous Renewal Period ends.

The renewal premium in each Renewal Period shall be included in the Required Annual Premium on the date that Renewal Period begins.

TERMINATION

This Rider will terminate without value, on the earliest of:

a.	The lapse, exchange or termination of the policy; or

b.	The payment or application of the Surrender Value of the policy; or

c.	The day before the Date of Issue of any new policy issued under the terms of this Rider; or

d.	The date this Rider is discontinued on request; or

e.	The policy anniversary nearest the Insured’s Spouse’s 100th birthday.

Signed for the Company at Boston, Massachusetts.

PRESIDENT	SECRETARY

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